Exhibit 23 - Consent of Certified Public Accountant













To the Shareholders and Board of Directors
F & M Bank Corp.


    We consent to the use of our report, dated January 31, 2003, relating to the consolidated balance sheets of F & M Bank Corp. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears on Page 43 in the December 31, 2002 Annual Report on Form 10-K of F & M Bank Corp.


                                       /s/ S.B HOOVER & COMPANY, L.L.P.




Harrisonburg, VA
March 26, 2003